Exhibit 6.3

Austin Homes LLC
Paul Knudson, Manager
917 Bobwhite Street
Fruitland, Idaho 83619
208-707-1008
pck710@gmail.com

Sub-Lease 912 Bobwhite Street

September 1, 2020

Sublessor: Austin Homes LLC

Sublessee: XTRA Bitcoin Inc - CBTC

Parties agree that XTRA Bitcoin Inc - CBTC hereby subleases shared office space at 912 Bobwhite Street under Austin Homes LLC's Lease (Master Lease) dated September 1, 2020, with Quail Cove Townhomes (a DBA of The Pines Townhomes LLC) as expressly allowed under the terms of the Lease.

Term: Month to month

Rate: $250.00 per month

Parties agree that all other terms of this Sub-Lease are the terms of the Master Lease.

Agreed to by:

Paul Knudson – Manager
Austin Homes LLC
208-707-1008
pck710@gmail.com

Paul Knudson - CEO
XTRA Bitcoin Inc - CBTC
paul@xtrabitcoin.com